Filed Pursuant to Rule 433 Registration Statement No. 333-186953 October 26, 2015

Final Term Sheet

$750,000,000 3.375% Notes due 2025

Issuer:	Stryker Corporation

Security Type:	3.375% Notes due 2025

Principal Amount:	$750,000,000

Maturity Date:	November 1, 2025

Interest Payment Dates:	Each May 1 and November 1, commencing May 1, 2016

Coupon (Interest Rate):	3.375%

Price to Public:	99.991%

Benchmark Treasury:	2.000% due August 15, 2025

Spread to Benchmark Treasury:	T+132 bps

Benchmark Treasury Yield:	2.056%

Yield to Maturity:	3.376%

Redemption:

Make-Whole Call:	T+20 bps

Par Call:	Beginning on August 1, 2025

CUSIP / ISIN:	863667 AH4/US863667AH48

Expected Ratings*:	A3 (outlook stable) (Moody’s)/ A+ (outlook stable) (Standard & Poor’s)

Trade Date:	October 26, 2015

Settlement Date:	October 29, 2015 (T+3)

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman, Sachs & Co.

Senior Co-Managers:	BNP Paribas Securities Corp. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA Inc. Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Co-Managers:	HSBC Securities (USA) Inc. Mitsubishi UFJ Securities (USA), Inc. PNC Capital Markets LLC U.S. Bancorp Investments, Inc. The Williams Capital Group, L.P.

*	Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or e-mailing Barclays Capital Inc. at 1-888-603-5847 or barclaysprospectus@broadridge.com, Citigroup Global Markets Inc. at 1-800-831-9146 or prospectus@citi.com or Goldman, Sachs & Co. at 1-866-471-2526 or prospectus-ny@ny.email.gs.com.

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